Exhibit 99.1

Press Release

Clean Harbors and Nuverra Close Acquisition of Thermo Fluids Inc.

Norwell, Mass. and Scottsdale, Ariz. – April 14, 2015 – Clean Harbors Inc. (“Clean Harbors”) (NYSE: CLH), the leading provider of environmental, energy and industrial services in North America, and Nuverra Environmental Solutions, Inc. (“Nuverra”) (NYSE: NES), a leading provider of full-cycle environmental solutions to the energy end market, today announced the close of Clean Harbors’ planned acquisition of Thermo Fluids Inc. (TFI) from Nuverra. Clean Harbors purchased Thermo Fluids for $85 million in an all-cash transaction.

Based in Scottsdale, AZ, TFI provides environmental services in 21 U.S. states through a network of 36 permitted facilities. The company operates a well-maintained fleet of trucks and rail cars in servicing more than 20,000 customers. TFI’s range of environmental services includes used oil recycling, used oil filter recycling, antifreeze products, parts washers and solvent recycling. Its industrial waste management services include vacuum services, remediation, lab pack and hazardous waste management.

Clean Harbors Chairman and Chief Executive Officer Alan S. McKim, said, “The acquisition of TFI aligns with our strategy to expand our environmental services customer base and drive incremental volumes into our hazardous waste disposal facilities. TFI ideally complements our SK Environmental Services network as it strengthens our presence in the western U.S. by providing us density in certain regions while also opening new local markets to Clean Harbors.

“Further, TFI will add approximately 50 million gallons of waste oil to Safety-Kleen’s recycling and re-refining business. We expect to effectively leverage its highly scalable platform of collection facilities, storage capabilities, rail assets and transportation fleet with our existing re-refining infrastructure. The net result will be much more efficient collection and movement of waste oil throughout Safety-Kleen’s entire network,” McKim concluded.

Mark D. Johnsrud, Nuverra’s Chairman and Chief Executive Officer, said, “We believe Clean Harbors and its Safety-Kleen division are an excellent strategic fit for TFI and its employees. We commend the TFI team for their commitment to ensuring customers continue to receive the highest-quality services during this transition. This transaction enables us to now fully focus on our core shale solutions business strategies.”

Press Release

Nuverra will apply 100% of the net proceeds received to reduce the outstanding balance under its asset-based revolving credit facility. Pursuant to the agreement, $4.25 million of the proceeds was deposited into an indemnity escrow account to secure certain obligations of Nuverra under the purchase agreement. After giving effect to the indemnity escrow, the closing date working capital adjustment and the payment of transaction fees and expenses, the amount of net cash proceeds received by Nuverra on the closing date was approximately $74.6 million.

Houlihan Lokey acted as exclusive financial advisor to Nuverra in connection with the transaction, and Squire Patton Boggs served as Nuverra’s legal counsel.

About Clean Harbors

Clean Harbors (NYSE: CLH) is North America’s leading provider of environmental, energy and industrial services. The Company serves a diverse customer base, including a majority of the Fortune 500, across the chemical, energy, manufacturing and additional markets, as well as numerous government agencies. These customers rely on Clean Harbors to deliver a broad range of services, such as end-to-end hazardous waste management, emergency spill response, industrial cleaning and maintenance, and recycling services. Through its Safety-Kleen subsidiary, Clean Harbors also is North America’s largest recycler and re-refiner of used oil and a leading provider of parts washers and environmental services to commercial, industrial and automotive customers. Founded in 1980 and based in Massachusetts, Clean Harbors operates throughout the United States, Canada, Mexico and Puerto Rico. For more information, visit www.cleanharbors.com.

About Nuverra

Nuverra Environmental Solutions is among the largest companies in the United States dedicated to providing comprehensive and full-cycle environmental solutions to customers in the energy end-market. Nuverra focuses on the delivery, collection, treatment, recycling, and disposal of restricted solids, water, wastewater, waste fluids and hydrocarbons. Nuverra continues to expand its suite of environmentally compliant and sustainable solutions to customers who demand stricter environmental compliance and accountability from their service providers. Interested parties can access additional information about Nuverra on its web site at http://www.nuverra.com, and in documents filed with the United States Securities and Exchange Commission, on the SEC’s web site at http://www.sec.gov.

Press Release

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions. Such statements may include, but are not limited to, statements about future financial and operating results, and other statements that are not historical facts. Such statements are based upon the beliefs and expectations of Clean Harbors’ and Nuverra’s management as of this date only and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, without limitation, those items identified as “risk factors” in Clean Harbors’ and Nuverra’s most recently filed Form 10-K, Form 10-Q and other reports filed with the Securities and Exchange Commission. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements. Clean Harbors and Nuverra undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through their filings with the Securities and Exchange Commission, which may be viewed in the “Investors” section of Clean Harbors’ website at www.cleanharbors.com or the “Investors” section of Nuverra’s website at www.nuverra.com.

Contacts:

Eric Kraus	Jim Buckley
EVP Corporate Comm. & Public Affairs	SVP Investor Relations
Clean Harbors, Inc.	Clean Harbors, Inc.
781.792.5100	781.792.5100
Kraus.Eric@cleanharbors.com	Buckley.James@cleanharbors.com

Liz Merritt
VP Investor Relations & Corporate Comm.
Nuverra Environmental Solutions, Inc.
480-878-7452
Liz.Merritt@nuverra.com